FISERV, INC.

                                         LONG TERM INCENTIVE PLAN FOR BHC



                                                     ARTICLE I

                                                      Purpose

                  The purpose of this Plan is to enable the Company to convert outstanding BHC Options into options of the Company pursuant to the Merger Agreement.


                                                    ARTICLE II

                                                    Definitions

                  For purposes of this Plan, the following terms shall have the following meanings:

                  "BHC Financial" shall mean BHC Financial, Inc.

                  "BHC Option" shall mean the stock option granted to a senior officer, senior manager or key employee of BHC Financial or any of its Designated Subsidiaries pursuant to the BHC Plan, to the extent such stock option is still outstanding immediately prior to the Merger.

                  "BHC Plan" shall mean the BHC Financial Long Term Incentive Plan, as amended.

                  "Board" shall mean the Board of Directors of the Company.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Committee" shall mean a committee of the Board consisting of two or more directors, each of whom is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

                  "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

                  "Company" shall mean Fiserv, Inc., and any successor thereto.

                  "Conversion Ratio" shall mean the "conversion ratio" as defined in, and subject to the limitations set forth in, the Merger Agreement.


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                  "Designated   Subsidiary"  of  a  corporation   shall  mean  a
subsidiary of the corporation as designated from time to time by the Board, 80 percent or more of the voting capital stock of which is owned, directly or indirectly, by such corporation.

                  "Disability" shall mean a "total disability" as defined in BHC Financial's long term disability plan, as in effect immediately prior to the Merger.

                  "Fair Market Value" as of any date, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean the mean between the high and low sales prices of a share of Common Stock on such date as reported for exchange, quoted on an automated quotation system sponsored by a national securities association.

                  "Incentive Stock Option" shall mean any Stock Option granted under this Plan in conversion of a BHC Option that was intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

                  "Merger" shall mean the merger of Fiserv Delaware Sub, Inc. with and into BHC Financial pursuant to the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger among BHC Financial, the Company and Fiserv Delaware Sub, Inc. dated as of March 2, 1997.

                  "Non-Qualified Stock Option" shall mean any Stock Option granted under this Plan in conversion of a BHC Option that is not an Incentive Stock Option.

                  "Participant" shall mean a person to whom a Stock Option has been granted pursuant to this Plan in conversion of a BHC Option.

                  "Plan" shall mean the Company's Long Term Incentive Plan for BHC, as set forth herein.

                  "Retirement" shall mean termination of employment by an employee who is at least 55 years of age after at least 5 years of employment by the Company, BHC Financial, and/or a Designated Subsidiary of either.

                  "Stock Option" shall mean any option to purchase shares of Common Stock granted pursuant to Article VI in conversion of a BHC Option pursuant to the Merger Agreement.

                  "Termination of employment" shall mean a termination of employment service for reasons other than a military or personal leave of absence granted by the Company.



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                                                    ARTICLE III

                                                  ADMINISTRATION

                  3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

                  3.2 Grant of Stock Options. The Committee shall have the authority:

                           (a)      to grant Stock Options pursuant to the terms
of this Plan in  conversion  of BHC  Options  pursuant  to the  Merger
Agreement, and

                           (b)      to determine whether, to what extent and
under what circumstances Common Stock and other amounts payable with respect to a Stock Option under this Plan shall be deferred either automatically or at the election of the Participant.

                  3.3 Guidelines. Subject to Article VII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of this Plan and any Stock Option granted under this Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Stock Option granted in the manner and to the extent it shall deem necessary to carry out the purpose of this Plan.

                  3.4 Decisions Final. Any decision, interpretation, or other action made or taken in good faith by the Committee arising out of or in connection with the Plan or any Stock Option granted under this Plan (and any agreements relating thereto) shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and assigns.


                                                    ARTICLE IV

                                                 Share Limitation

                  4.1 Shares. The maximum aggregate number of shares of Common Stock for which Stock Options may be granted under this Plan is 495,688 shares, subject to any increase or decrease pursuant to Section 4.2. The shares issued under the Plan may be either authorized and unissued Common Stock or issued Common Stock reacquired by the Company.

                  4.2 Changes. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a dividend or its equivalent which is credited to a Participant or a regular cash dividend), stock split, or other change in corporate structure affecting the

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Common Stock, a corresponding  substitution  or adjustment  shall be made in the maximum aggregate number of shares for which Stock Options may be granted under this Plan, in the number and option price of shares subject to outstanding Stock Options granted under this Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any Stock Option shall always be a whole number.


                                                     ARTICLE V

                                                    Eligibility

                  5.1 Stock Options may be granted only to persons who, immediately prior to the Merger, hold a BHC Option, and only in conversion of such BHC Options pursuant to the Merger Agreement.


                                                    ARTICLE VI

                                                   Stock Options

                  6.1 Options. Each Stock Option granted under this Plan shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

                  6.2 Grants. On the effective date of the Merger, the Committee shall grant to each person who holds a BHC Option in conversion of such BHC Option pursuant to the Merger Agreement a Stock Option to purchase such number of shares of Common Stock (with any fractional share being disregarded) as shall be equal to the product of the number of shares of BHC Financial common stock subject to such BHC Option being converted multiplied by the Conversion Ratio. No other Stock Options may be granted under the Plan.

                  6.3 Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such section 422.

                  6.4 Terms of Options. Stock Options granted under this Plan in conversion of a BHC Option shall be subject to the same terms and conditions as the BHC Option being converted; provided; however, that:

                           (a)      Option Price.  The option price per share of
Common Stock purchasable under a Stock Option shall be equal to the quotient determined by dividing the option

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price per share of such BHC Option by the Conversion  Ratio, and rounding upward to the nearest full cent.

                           (b)      Number of Shares.  The number of shares of
Common Stock subject to the Stock Option shall be determined pursuant to Section 6.2.

                           (c)      Option Term.  The term of each Stock Option
shall be for the remaining term of the BHC Option being converted, subject to earlier termination as provided herein or in the BHC Option.

                           (d)      Exercisability.  All Stock Options shall be
 immediately exercisable.

                           (e)      Method of Exercise.  Stock Options may be
exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If and to the extent determined by the Committee in its sole discretion at any time, payment in full or in part may also be made in the form of Common Stock duly owned by the Participant (and for which the Participant has good title free and clear of any liens and encumbrances), or by reduction in the number of shares issuable upon such exercise based, in each case, on the Fair Market Value of the Common Stock on the last trading date preceding payment as determined by the Committee. No shares of Common Stock shall be issued until payment, as provided herein, therefor has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid for such shares as provided herein, and, if requested, has given the representation described in Section 9.1.

                           (f)      Termination by Death.  Subject to Subsection
(j), if a Participant's employment by the Company or a Designated Subsidiary of the Company terminates by reason of the Participant's death, any Stock Option held by such Participant may thereafter be exercised by the legal representative of the Participant's estate until the expiration of the option term of such Stock Option.

                           (g)      Termination by Reason of Disability.
Subject to Subsection (j), if a Participant's employment by the Company or a Designated Subsidiary of the Company terminates by reason of the Participant's Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant until the expiration of the stated term of such Stock Option; provided, however, that, if the Participant dies before the Stock Option is exercised, any unexercised Stock Option held by such Participant shall thereafter be exercisable by the legal representative of the Participant's estate until the expiration of the option term of such Stock Option. In the event of termination of employment by reason of the Participant's Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for

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purposes  of section  422 of the Code,  such Stock  Option  will  thereafter  be treated as a Non- Qualified Stock Option.

                           (h)      Termination by Reason of Retirement.
Subject to Subsection (j), if a Participant's employment by the Company or a Designated Subsidiary of the Company terminates by reason of the Participant's Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant until the expiration of the option term of such Stock Option; provided, however, that, if the Participant dies after Retirement but before the Stock Option is exercised, any unexercised Stock Option held by such Participant shall thereafter be exercisable by the legal representative of the Participant's estate until the expiration of the option term of such Stock Option. In the event of termination of employment by reason of the Participant's Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

                           (i)      Other Termination.  Unless otherwise
determined by the Committee at any time, if a Participant's employment by the Company or a Designated Subsidiary of the Company terminates for any reason other than the Participant's death, Disability or Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised for the lesser of three months or the balance of such Stock Option's term if the Participant is involuntarily terminated without cause.

                           (j)      Buyout and Settlement Provisions.  The
Committee may at any time offer to buy out a Stock Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made. In addition, if the Stock Option agreement so provides or is amended prior to exercise to so provide (with the Participant's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Stock Option take the form of performance shares or restricted stock, which shall be valued on the date of exercise on the basis of the fair market value of such performance shares or restricted stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

                  6.6 Rights as Shareholders. Unless otherwise determined by the Committee, a Participant shall not have any right as a shareholder with respect to any shares subject to his Stock Options until the issuance of stock certificates to him or her for such shares.


                                                    ARTICLE VII

                                             Termination or Amendment

                  7.1      Termination or Amendment.


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                           (a)      The Board may at any time amend, discontinue
or terminate this Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with regulatory requirements referred to in Article IX); provided, however, that, unless otherwise required by law, the rights of a Participant with respect to Stock Options granted prior to such amendment, discontinuance or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the Company's stockholders, no amendment may be made which would (i) increase the aggregate number of shares of Common Stock for which Stock Options may be granted under this Plan (except by operation of Section 4.2) or (ii) change the definition of persons eligible to be granted Stock Options under this Plan.

                           (b)      The Committee may amend the terms of any
Stock Option theretofore granted, prospectively or retroactively, but, subject to Article IV above, no such amendment or other action by the Committee shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options having higher option exercise prices.


                                                   ARTICLE VIII

                                                   Unfunded Plan

                  8.1 Unfunded Status of Plan. This Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payment not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.


                                                    ARTICLE IX

                                                General Provisions

                  9.1 Legend. The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by this Plan, the certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

                           All certificates for shares of Common Stock delivered
under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a

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legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  9.2 Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

                  9.3 No Right to Employment. Neither this Plan nor the grant of any Stock Option hereunder in conversion of a BHC Option pursuant to the Merger Agreement shall give any Participant or other employee any right with respect to continuance of employment by the Company or any of its subsidiaries, nor shall there be a limitation in any way on the right of the Company or any subsidiary by which an employee is employed to terminate his employment at any time.

                  9.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of any Federal, state or local taxes required by law to be withheld. The Committee may permit any such withholding obligation to be satisfied by reducing the number of shares of Common Stock otherwise deliverable.

                  9.5 No Assignment of Benefits. No Stock Option or other benefit payable under this Plan shall, except as otherwise specifically required by law, be subject in any manner to anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, attach, sell, transfer, assign, pledge, encumber or charge any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

                  9.6      Listing and Other Conditions.

                           (a)      As long as the Common Stock is listed on
national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to a Stock Option shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Stock Option with respect to such shares shall be suspended until such listing has been effected.

                           (b)      If at any time counsel to the Company shall
be of the opinion that any sale or delivery of shares of Common Stock pursuant to a Stock Option is or may in the circumstances be unlawful or result in the imposition of excise taxes under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale

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or  delivery,  or to make  any  application  or to  effect  or to  maintain  any qualification or registration under the Securities Act of 1933, as amended, or otherwise with respect to shares of Common Stock, and the right to exercise any Stock Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful.

                           (c)      Upon termination of any period of suspension
under this Section 9.6, any Stock Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Stock Option.

                  9.7 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Wisconsin (regardless of the law that might otherwise govern under applicable Wisconsin principles of conflict of laws).

                  9.8 Construction. Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                  9.9 Indemnification. Each member of the Committee or director of the Company shall be indemnified and held harmless by the Company against and with respect to all damages, losses, obligations, liabilities, liens, deficiencies, costs and expenses, including without limitation, reasonable attorney's fees and other costs incident to any suit, action, investigation, claim or proceedings to which he may be a party by reason of his performance of administrative functions and duties under the Plan. The foregoing right to indemnification shall be in addition to such other rights as the Committee member or other person may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Committee member or other person may be entitled pursuant to the by-laws of the Company.

                  9.10 Other Benefits. No Stock Option grant under this Plan in conversion of a BHC Option pursuant to the Merger Agreement or payment upon exercise of any Stock Option shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its subsidiaries nor shall it affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

                  9.11 Costs. The Company shall bear all expenses incurred in administering this Plan, including expenses of issuing Common Stock pursuant to any Stock Options granted hereunder.


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                                                     ARTICLE X

                                              Effective Date of Plan

                  The Plan shall be effective as of the effective date of the Merger following adoption by the Board.


                                                    ARTICLE XI

                                                Termination of Plan

                  Stock Options granted on or before the termination of the Plan shall be exercisable after such termination in accordance with their terms.








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